INDEMNIFICATION AGREEMENT


          THIS INDEMNIFICATION AGREEMENT (this
"Agreement") is made and entered into as of April 25, 1996, by and between Fruehauf Trailer Corporation, a Delaware corporation ("Fruehauf"), and K-H Corporation, a Delaware corporation ("K-H").

                    RECITALS

          WHEREAS, K-H and Fruehauf have entered into a letter agreement dated as of April 19, 1996 (the
"Letter Agreement") pursuant to which K-H has agreed to purchase a term loan or loans from Congress Financial
Corporation (Central) ("Congress") in the aggregate amount of up to approximately $6,500,000 that constitutes part of the existing credit facility between Fruehauf and Congress (the "Funding"); and

          WHEREAS, K-H is required by the Letter
Agreement to purchase $5,500,000 of the term loans at the initial Funding and the remaining $1,000,000 on the condition that Fruehauf receives the consents as described in the Letter Agreement from the holders of the senior notes issued under the indenture, dated as of May 1, 1995, between Fruehauf and IBJ Schroder Bank &
Trust Company, as trustee; and

          WHEREAS, in consideration of the Funding, K-H has required, among other things, that Fruehauf execute and deliver a letter agreement in the form of Exhibit A attached hereto regarding certain federal income tax information (the "Tax Letter Agreement"); and

          WHEREAS, pursuant to the Letter Agreement, K-H has agreed to indemnify Fruehauf for liabilities that may result from the Tax Letter Agreement;

          NOW, THEREFORE, for good and valuable
consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                    AGREEMENT

          1.   Indemnification and Hold Harmless.
K-H and its successors and assigns (the "Indemnitor"), shall indemnify, defend and hold harmless, for an unlimited duration of time, Fruehauf, its affiliates, directors, officers, partners, employees, agents, successors and assigns (collectively, "Indemnitee"), from and against seventy-five percent (75%) of any and all (a) reasonable documented out-of-pocket professional fees and expenses, including attorney and accountant fees and expenses, and other similar expenses and (b) additional tax liability related to federal income tax and alternative minimum tax (including penalties, additions to tax and interest) incurred by Indemnitee, and paid in cash by Indemnitee or set-off against or collected from a tax refund that would otherwise have been paid in cash to Indemnitee, after the date of execution of this Agreement and incurred as a result of
(i) the execution by Fruehauf of the Tax Letter
Agreement or (ii) any implementation or use by K-H of any information contained in the Tax Letter Agreement.
Indemnitor's obligation to indemnify Indemnitee under this paragraph 1 is limited only to payment by Indemnitor of an aggregate amount of $3,500,000.

          2.   Defense of Claims.  Indemnitee shall
give written notice to Indemnitor with respect to any suit or claim initiated or threatened to be initiated against Indemnitee which Indemnitee has reason to believe is likely to give rise to a claim for indemnity under this Agreement. In any litigation, administrative proceeding, negotiation or arbitration pertaining to any claim for which indemnification is sought under this Agreement, Indemnitee may select legal counsel or other representatives to represent itself, and to otherwise control such litigation, proceeding, negotiation or arbitration. If Indemnitee elects to control such litigation, proceeding, negotiation or arbitration, the Indemnitor has the right to fully participate in the defense at its own expense. If the claim is one that cannot by its nature be defended solely by Indemnitee, then the Indemnitor shall make available all information and assistance as Indemnitee may reasonably request;
provided, however, that Indemnitee shall pay the reasonable documented fees and expenses of any third party incurred by Indemnitor as a result of such request.

          Neither Indemnitor nor Indemnitee may make any settlement of a suit or claim for which Indemnitee is requesting indemnification under this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

          With respect to other matters, including federal or state tax audits or administrative appeals matters, that do not constitute litigation, administrative proceedings, negotiations or arbitrations, but for which indemnity is nevertheless potentially available to Indemnitee, Indemnitee is entitled to process such matters in the normal course of business, giving Indemnitor periodic notice of the actions it has taken and the costs of such action, until such time as Indemnitee determines to make a claim for indemnity under this Agreement.

          3.   Notices.  Any notice or other
communication required or desired to be given hereunder shall be given in writing by personal delivery, a nationally recognized overnight courier service, by certified mail, return receipt requested and postage prepaid, or via facsimile addressed as set forth below.
All notices and demands given by personal delivery, overnight courier service or facsimile will be effective upon receipt; all notices given by mail will be effective on the second business day after mailing.

        If to Fruehauf:  111 Monument Circle, Suite 3200
                         Indianapolis, IN  46204
                         Facsimile:  (317) 630-3090
                         Attn:  Timothy J. Wiggins

        with a copy to:  Jones, Day, Reavis & Pogue
                         901 Lakeside Avenue
                         Cleveland, OH  44114
                         Facsimile:  (216) 579-0212
                         Attn:William H. Coquillette,Esq.

        If to K-H:       c/o Treasurer
                         672 Delaware Ave.
                         Buffalo, NY  14209
                         Facsimile:  (716) 888-8010


          The parties may give notice hereunder of a change of name or address, and notices to that party shall thereafter be given as directed in that notice.

          4.   Authority and Enforceability.  The
Indemnitor hereby represents and warrants that the execution and delivery of this Agreement, and the liabilities created by the obligations assumed and indemnities granted hereunder, have been duly authorized by all necessary corporate action, and will not conflict with, result in any violation of, or constitute a default under, any provision of any agreement or other instrument binding upon or applicable to the Indemnitor, or any present law or governmental regulation or court decree applicable to the Indemnitor. The Indemnitor expressly waives any defense to the enforcement of any provision of this Agreement arising from a claim of lack of consideration and warrants that this Agreement constitutes a legal, valid and binding obligation upon the Indemnitor, enforceable against the Indemnitor in accordance with its terms.

          5.   No Offset.  The Indemnitor shall not
for any reason deduct from or set off against any amounts claimed by Indemnitee for indemnification under this Agreement.

          6.   Governing Law.  This Agreement shall
be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

          7.   Amendment.  This Agreement can be
amended only by a written instrument executed and delivered by each of the parties to this Agreement.

          8.   Entire Agreement.  This Agreement
contains the entire agreement between the parties respecting the subject matter of this Agreement and supersedes all prior understanding and agreements, whether oral or in writing, between the parties respecting the subject matter of this Agreement.

          9.   Severability.  If any term, covenant,
condition or provision of this Agreement, or the application thereof to any person or circumstance, is to any extent held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder to the terms, covenants, conditions or provisions of this Agreement, or the application thereof to any person or circumstance, will remain in full force and effect and will in no way be affected, impaired, or invalidated thereby.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first above written.

                         K-H CORPORATION


                         By:/s/ Fred J. Chapman
                            --------------------
                         Name:  Fred J. Chapman

                         Title: Treasurer


                         FRUEHAUF TRAILER CORPORATION


                         By: /s/ Timothy J. Wiggins
                             ----------------------
                         Name:  Timothy J. Wiggins
                         Title: Executive Vice President
                                and Chief Financial
                                Officer